Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784 Drew Brown, Citigate Sard Verbinnen 212-687-8080

FISHER TO EVALUATE STRATEGIC ALTERNATIVES

Retains Goldman Sachs to Assist in Review Process

SEATTLE, WASHINGTON—November 8, 2002—Fisher Communications (NASDAQ:FSCI) today announced that the company has retained Goldman, Sachs & Co. as financial advisor to assist in reviewing its strategic alternatives.

In announcing its decision to review strategic alternatives, the company issued the following statement: “Our Board of Directors is fully committed to acting in the best interests of the company and its shareholders. Accordingly, and in light of industry conditions, we have determined that it is appropriate at this time to review a range of strategic alternatives for the company. As always, we remain focused on creating long-term value for shareholders and acting in the interest of the company’s constituencies.”

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest and Southeast, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

# # #